As filed with the Securities and Exchange Commission on June 6, 2006.

Registration Statement No. 333-[                    ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eDiets.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	56-0952883
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3801 W. Hillsboro Boulevard

Deerfield Beach, Florida 33442

(954) 360-9022

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert T. Hamilton, Interim Chief Executive Officer

eDiets.com, Inc.

3801 W. Hillsboro Boulevard

Deerfield Beach, Florida 33442

(954) 360-9022

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES OF COMMUNICATIONS TO:

Leslie J. Croland, Esq.

Edwards Angell Palmer & Dodge LLP

350 East Las Olas Boulevard

Suite 1150

Ft. Lauderdale, Florida 33301-4215

(954) 667-6129

James A. Epstein, Esq.

General Counsel

eDiets.com, Inc.

3801 West Hillsboro Blvd.

Deerfield Beach, FL 33442

(954) 360-9022 ext. 133

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (1)	5,405,933	$4.88	$26,380,953	$2,822.76

(1)	This Registration Statement also relates to such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchanges of shares or other similar events, or as a result of other adjustments to which the shares registered hereunder are subject.

(2)	Includes 1,009,901 shares of Registrant’s Common Stock that may be issued upon exercise of Warrants held by the Selling Shareholder named in this Registration Statement.

(3)	Estimated solely for purposes of determining the registration fee and computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock on June 2, 2006, as reported on The Nasdaq Capital MarketSM.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

eDiets.com, Inc.

5,405,933 shares of common stock

We are registering 5,405,933 shares of our common stock, which includes 1,009,901 shares of our common stock that may be issued upon exercise of warrants, all of which may be sold from time to time by the selling stockholder.

This prospectus is part of a registration statement that we filed with the SEC using the shelf registration process. This prospectus may also be used by the selling stockholder’s pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. See the section entitled “Selling Stockholder” on page 11 for information about the selling stockholder’s holdings before and after the offering. We issued the shares of our common stock and the warrants to the selling stockholder in a transaction not involving any public offering.

The selling stockholder may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement.

For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 12. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our shares of common stock are quoted on the Nasdaq Capital Market under the symbol “DIET”. On June 2, 2006, the last sale price of our common stock was $4.90 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “ RISK FACTORS”

BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [        ], 2006.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. The shares of common stock are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, other than historical information, may include forward-looking statements as defined in the Private Securities Reform Act of 1995. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions in this report identify forward-looking statements. The forward-looking statements are based on current views of management with respect to future events and financial performance. Actual results may differ materially from those projected in the forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, those:

•	associated with the relative success of marketing and advertising;

•	associated with the continued consumer acceptance of our products;

•	competition, including price competition, free internet subscription weight loss plans, and competition with self-help weight loss and medical programs;

•	adverse results in litigation and regulatory matters, more aggressive enforcement of existing legislation or regulations, a change in the interpretation of existing legislation or regulations, or promulgation of new or enhanced legislation or regulations;

•	general economic and business conditions; and

•	terrorist activities and the prospect or actuality of war.

The risk factors above and those under “Risk Factors” beginning on page 5, as well as any other cautionary language included in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we described in our forward-looking statements. We do not undertake any obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

Our Business

General

eDiets.com, Inc. (“eDiets”, “the Company” or “we”) is leveraging the Internet and technology to bring diet, fitness and healthy lifestyle solutions and information to consumers. We generate revenue in four ways. We sell online diet, fitness and recipe services or offer these services at low or no cost to drive the sale of other products and services. We sell advertising throughout our content assets, which are primarily our diet-, fitness- and healthy lifestyle-oriented Web sites. We offer a range of tangible products online and in January 2006 entered the meal delivery business with a fresh meal delivery option known as FreshCuisine™ and also marketed as eDiets®Express. Finally, we derive licensing revenues for the use of our intellectual property and brand name.

We employ 163 employees, 155 of whom are full-time, who operate out of four leased facilities totaling 12,500 square feet in Deerfield Beach, Florida, 1060 square feet in Weston, Florida and 500 square feet in Dublin, Ireland.

We are a Delaware corporation with our executive offices located at 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442. Our telephone number is (954) 360-9022, and our Internet address is www.ediets.com.

Subscription

We have been offering online subscription-based plans in the United States since 1998, when we launched our first diet plan. We added fitness plans in 2001 and a recipe club program in 2002. International sites were launched in the U.K. in 2001, in Germany in 2003, in Spain in 2004 and in Portugal in 2006. Subscription sales have accounted for more than 85% of our total revenues in each year of our operation and have grown at an annualized compound growth rate of 20% for the four years ending December 31, 2005. We have achieved this growth by expanding our offerings as described above and through price increases. The paying base of customers has remained relatively stable in recent years at approximately 200,000 customers. As of March 31, 2006, we had approximately 205,000 paying subscribers.

Our diet plans are personalized according to an individual’s weight goals and food and cooking preferences and include the related shopping lists and recipes. We offer a variety of over 20 different diet plans, some of which we have developed and some of which we have licensed from third parties under exclusive arrangements. Our licensors include Atkins Nutritionals, Inc., dermatologist Dr. Nicholas Perricone, author of The Perricone Prescription, Slim·Fast®,Inc., Bob Greene, fitness trainer for Oprah Winfrey, Bill Phillips, author of Fit for Life, Dr. Melinda Sothern, author of Trim Kids and Dr. Peter D’Adamo, author of Eat Right 4 Your Type.

Our fitness plans are customized according to an individual’s level of fitness, available fitness equipment and any physiological considerations. Each plan includes cardiovascular activities, strength training and stretching.

Subscription programs ranging from one to 12 months are billed in advance in varying increments with refunds allowed in some cases after a minimum length of stay is completed. Substantially all of our members purchase programs via credit cards, with renewals billed automatically, until cancellation.

Advertising

Our advertising sales revenues accounted for approximately 7% of total revenues in 2005. The majority of these sales are derived from our flagship Web site, www.eDiets.com. The site includes free, regularly updated content developed primarily by our in-house editorial staff. Content is grouped into “channels” including Diet & Nutrition, Fitness, Mind & Body, Health, Food & Recipes, Family Nutrition and Success Stories. Over 80% of visitors to our site are women between the ages of 25 and 54.

Additional advertising revenues are generated through placements in our 14 free opt-in email newsletters, subsets of which are sent weekly to a database of approximately five million recipients, and through placements within the subscription sales process. Between one and two million unique individuals per month visit the content portions of www.eDiets.com and generate advertising impressions that can be sold. Another three to five million unique individuals reach the Web site but are directed into a sales process for subscription offerings and currently do not generate meaningful advertising impressions.

E-commerce

E-commerce has never contributed meaningfully to our revenues and contributed just 2% of revenues in 2005. This relatively small contribution is a result of two factors. First, the majority of the gross e-commerce sales generated by us to date have been under arrangements with third parties in which we have recognized only a percentage commission rather than the gross sales amount. In addition, we historically have not invested in either the supporting technology or the merchandising required to create a robust online store.

We also classify our recently launched meal delivery business as an e-commerce operation. In January 2006 we began to offer the FreshCuisine and eDietsExpress nationwide fresh meal delivery service. Individuals may purchase a full week’s worth of freshly prepared breakfasts, lunches, snacks and dinners that are shipped to arrive within three days. Initially this service, which costs between $19.95 and $35 per day, has been marketed to high-end consumers who have reached one of our Web sites as a result of our existing advertising activities.

Licensing

We recognized approximately $1 million in royalty revenue in 2005 as a result of having licensed to Tesco plc the exclusive rights to use eDiets brand name and diet plan technology in the UK and Ireland. We believe that licensing exclusive rights for the business-to-consumer market in other countries or territories is a viable strategy for growing our business outside of the U.S. for the next several years and are currently evaluating licensing opportunities of this nature.

In addition to engaging in country-level licensing, we also license components of our plans, tools and contents to third parties such as insurance companies, corporations and health clubs through our wholly-owned subsidiary, Nutrio.com, Inc. (“Nutrio”), which we acquired as the result of our recently completed merger. We believe that the business-to-business market for the licensing of online nutrition, fitness and healthy lifestyle material, while small, is rapidly growing and complements our business-to-consumer operations.

Recent Developments

On May 15, 2006, we entered into an Agreement and Plan of Merger with Nutrio, a leading provider of interactive private-label nutrition, fitness and wellness programs (the “Merger”). The total consideration paid to stockholders and option-holders of Nutrio in consideration for the Merger is (a) $8,500,000 ($250,000 of which will be held in escrow to satisfy indemnification claims under the Merger Agreement) and (b) $2,500,000 in potential earn out payments depending on Nutrio’s financial performance during calendar year 2006 and 2007. The amount of Merger consideration is also subject to a positive or negative working capital adjustment to the extent that Nutrio’s working capital at closing exceeds or is less than $220,000.

In addition, on May 15, 2006, we completed a private sale to Prides Capital Fund I, L.P. (“Prides Capital”) of 1,683,168 shares of common stock at a purchase price of $5.05 per share and a warrant to purchase 1,009,901 shares at an exercise price of $6.00 per share pursuant to a Securities Purchase Agreement (“Company Purchase Agreement”). The five-year warrant is exercisable six months after closing. We used approximately $8.5 million in proceeds from our sale of common stock to Prides Capital to fund the Merger. Pursuant to the Company Purchase Agreement, Prides Capital also agreed to purchase from us, subject to stockholder approval, an additional 297,030 shares of common stock at a purchase price of $5.05 per share (the “Subsequent Company Shares”) and an additional five-year warrant to purchase 178,218 shares at an exercise price of $6.00 per share (the “Subsequent Warrant Shares”). Pursuant to a Registration Rights Agreement dated May 15, 2006, (the “Registration Rights Agreement”) we granted certain registration rights to Prides Capital with respect to the shares of common stock acquired and to be purchased by Prides Capital.

On May 15, 2006, Prides Capital also purchased 2,712,864 shares of common stock from David R. Humble, our Chairman and largest stockholder, at a purchase price of $5.05 per share. Prides Capital has agreed to purchase an additional 4,287,136 shares from Mr. Humble (the “Subsequent Stockholder Shares”) subject to stockholder approval. Prides Capital has agreed that the purchase price for the Subsequent Stockholder Shares will be increased by a maximum of $2.45 per share in the event we publicly announce prior to November 16, 2006 that we have entered into certain fundamental transactions. The increased purchase price will be equal to 80% of the excess of (i) the volume weighted average of our common stock for the 30 trading days immediately following the public disclosure of such transaction, over (ii) $6.00, not to exceed $2.45 per share.

Pursuant to a Voting Agreement dated May 15, 2006 by and among us, Mr. Humble and Prides Capital, Mr. Humble has agreed to vote his shares in favor of the sale to Prides Capital. Pursuant to a Registration Rights Agreement dated May 15, 2006 by and between us and Mr. Humble (the “Humble Registration Rights Agreement”), if our stockholders do not approve the sale of Mr. Humble’s shares to Prides Capital, we have agreed to register such shares for public sale by Mr. Humble.

The Offering

Shares outstanding before the offering:	22,003,638 shares

Securities offered by selling stockholder:	5,405,933 shares, including 1,009,901 shares issuable upon exercise of warrants.

Shares outstanding after the offering:	24,698,707 shares, assuming exercise of all warrants.

Use of proceeds:	If the warrants are exercised to purchase the shares registered under this registration statement, we will receive gross proceeds of $6,059,406. We intend to use the net proceeds we receive upon exercise of the warrants primarily for working capital and general corporate purposes.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

We depend on several major Internet portals to attract users to our website, and our business could suffer if our advertising is discontinued on these portals.

A significant portion of our online traffic has come, and we believe will continue to come, from agreements with Internet portals such as MSN, AOL, WebMD, and others that expire at various times in 2006 and beyond. Advertising rates on these portals have accelerated markedly in recent years. This acceleration has presented a challenge for us to obtain customers through these portals on a profitable basis. Moreover, we expect our current agreements with these portals to be renewed at terms and conditions at least as costly as those that are expiring. If our advertising is discontinued for any reason on the major portals on which we currently advertise, our business could suffer.

As the largest stockholder, Prides Capital has significant influence over our company.

Prides Capital will own approximately 22% of our outstanding voting common stock in the event all warrants are exercised. Therefore, as a practical matter, Prides Capital will have significant influence over the outcome of any shareholder vote, including the election of directors and the approval of mergers or other business combination transactions. The Company Purchase Agreement affords Prides Capital certain participation rights and anti-dilution protections which could make it more difficult for us to obtain additional financing or to effect a merger or other business combination transaction. In addition, under the terms of the Company Purchase Agreement, as long as Prides Capital owns at least 5% of our outstanding common stock, the following require the approval of a majority vote of our board of directors, which majority must include at least one Prides Capital director:

•	authorize, create, designate, establish or issue any other class or series of capital stock ranking senior to our capital stock as to dividends or upon liquidation, or reclassification of any shares of our capital stock into shares having any preference or priority as to dividends or upon liquidation superior to any such preference or priority of our common stock;

•	adopt a plan for the liquidation, dissolution or winding up of the affairs of our company or any recapitalization plans;

•	amend, alter or repeal, whether by merger, consolidation or otherwise our Certificate of Incorporation;

•	alter or change the rights, preferences or privileges of our common stock or the warrants issued to Prides Capital; or

•	directly or indirectly, declare or pay any dividend (other than dividends payable in shares of our common stock) or directly or indirectly purchase, redeem, purchase or otherwise acquire any share of our common stock (except for shares of our common stock repurchased from current or former employees, consultants, or directors upon termination of service in accordance with plans approved by our board of directors (whether in cash, securities or property or in our obligations).

If the transactions for the Subsequent Company Shares, the Subsequent Warrant Shares, and the Subsequent Stockholder shares are approved by our shareholders, and if Prides Capital exercises all warrants associated with the Subsequent Warrant Shares, Prides Capital will own approximately 40% of our outstanding voting common stock. Among other things, concentration of control in one stockholder may discourage potential investors from providing additional financing if we need it.

If the transaction involving the Subsequent Stockholder Shares is not approved by our shareholders, it could depress our stock price.

If the transaction involving the Subsequent Stockholder Shares is not approved by our shareholders, our founder and chairman, David R. Humble, would still own shares equaling approximately 20% of our outstanding voting stock. Mr. Humble, as a result of the transaction involving the Subsequent Stockholder Shares, has expressed a desire to sell these shares. This could create an overhang in the market for our shares which could depress our stock price. Additionally, we have agreed to register the Subsequent Stockholder Shares in the event that the transaction involving the Subsequent Stockholder Shares is not approved by our shareholders.

We rely on qualified, key executive management personnel.

The success of our business will also depend on our ability to hire and retain additional qualified key executive management personnel, particularly in the marketing, administrative and financial areas. Most importantly, we are currently recruiting to fill our vacant Chief Executive Officer position. Competition for qualified personnel in the Internet industry is intense. If we are unable to attract and retain additional qualified personnel, our business could suffer.

We can’t be certain that additional financing will be available to us on acceptable terms if we need it.

We believe that cash on hand and cash flows from operations will be sufficient to meet our anticipated capital needs through at least the next 12 months. However, due to unforeseen circumstances, unanticipated changes in our plans or other factors beyond our control, we may require additional financing. Our business could suffer if financing is not available when we may require it or if it is only available on unfavorable terms.

Because of our limited operating history we may fail to manage our expansion and expected growth effectively, which could strain our resources and could impair the expansion of our business.

Although we have continued to grow our revenues, a failure to manage our growth effectively could adversely affect our ability to attract and retain our members and advertising partners. We have increased the scope of our operations, including our technology, sales, administrative and marketing organizations. These factors have placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our operational, financial and managerial controls and reporting systems and procedures to expand, train and manage our workforce in order to manage our expected growth.

We face significant competition.

We currently compete with several non-Internet weight-loss companies. Our major competitor is Weight Watchers® International, Inc. We also compete with a number of Internet sites which provide diet and nutrition information, including WeightWatchers.com. Currently, we know of several other online competitors aggressively marketing online programs which may be somewhat similar to ours, including some that are offered at no charge to the customer.

Increased competition and a proliferation of free online diet plans could result in reductions in the prices we receive for our programs, lower margins, loss of customers and reduced visitor traffic to our Web site.

Several of our existing competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources and may be able to devote greater resources for the development and promotion of their services and products. These competitors may also engage in more extensive marketing and advertising efforts, adopt more aggressive pricing policies and make more attractive offers to advertisers and alliance partners. Accordingly, we may not be able to compete successfully.

Because of volatility in the advertising markets which we target, we may not be able to effectively attract and retain members.

We are currently dependent in large part on the online advertising market to attract and retain members to our subscription products, which account for over 85% of our total revenue. We expect the online advertising market to continue to be subject to higher costs, thereby significantly impacting our costs to acquire and retain members. Although we are currently developing alternative channels of customer acquisition, including television, print and radio advertising, there can be no assurance that these measures will as effectively attract and retain members as have our online advertising programs in the past.

We depend heavily on our network infrastructure and its failure could result in unanticipated expenses and prevent our members from effectively utilizing our services, which could negatively impact our ability to attract and retain members and advertisers.

Our ability to successfully create and deliver our content depends in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures of our network infrastructure could result in unanticipated expenses to address such failures and could prevent our members from effectively utilizing our services, which could prevent us from retaining and attracting members and advertisers. The hardware infrastructures on which our system operates are located in Sterling, Virginia and Miami, Florida. We do not currently have a formal disaster recovery plan. Our system is susceptible to natural and man-made disasters, including war, terrorism, earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could incur capital expenditures in the event of unanticipated damage.

In addition, our members depend on Internet service providers, or ISPs, for access to our Web site. In the past, ISPs and Web sites have experienced significant system failures and could, in the future, experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business by preventing our members from effectively utilizing our services.

The unauthorized access of confidential member information that we transmit over public networks could adversely affect our ability to attract and retain members.

Our members transmit confidential information to us over public networks, and the unauthorized access of such information by third parties could harm our reputation and significantly hinder our efforts to attract and retain members. We rely on a variety of security techniques and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology we use to protect customer transaction data and adversely affect our ability to attract and retain customers.

Problems with the performance and reliability of the Internet infrastructure could adversely affect the quality and reliability of the services we offer our members and advertisers.

We depend significantly on the Internet infrastructure to deliver attractive, reliable and timely e-mail messages to our members. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline, which could adversely affect our ability to sustain revenue growth. Among other things, continued development of the Internet infrastructure will require a reliable network backbone with necessary speed, data capacity and security. Currently, there are regular failures of the Internet network infrastructure, including outages and delays, and the frequency of these failures may increase in the future. These failures may reduce the benefits of our services to our members and undermine our advertising partners’ and our members’ confidence in the Internet as a viable commercial medium. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to government regulation. These factors could adversely affect our business by adversely affecting the quality and reliability of the services we offer our customers.

We may have to litigate to protect our rights or to defend claims brought against us by third parties, and such litigation may subject us to significant liability and be time consuming and expensive.

We face a substantial risk of litigation, including litigation regarding intellectual property rights in Internet-related businesses. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We may have to litigate in the future to enforce our intellectual property rights, protect our trade secrets or defend ourselves against claims of violating the proprietary rights of third parties.

We also face the risk of having to defend against lawsuits brought by third parties related to our business activities. For example, we depend heavily on Internet advertising, and we are currently involved in both civil litigation and administrative proceedings arising out of pop-up ads and other advertising practices, in both cases brought by one of our competitors. If the outcome of these proceedings, or similar proceedings that we may face in the future, were to make certain types of advertising unavailable to us, then our marketing may become less effective and our financial results could suffer.

Any of this type of litigation may subject us to significant liability for damages, result in invalidation of our proprietary rights, be time-consuming and expensive to defend, even if not meritorious, and result in the diversion of management time and attention. Any of these factors could adversely affect our business operations and financial results and condition.

Government regulation and legal uncertainties of doing business on the Internet could significantly increase our costs and expenses.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent and these laws and regulations could significantly increase the costs we incur in using the Internet to conduct our business. The United States Congress has recently enacted Internet legislation regarding children’s privacy, commercial email, copyright and taxation. The European Union has recently adopted a directive addressing data privacy that may result in limits on the collection and use of member information. A number of other laws and regulations, including those at the state or local level, may be adopted that regulate the use of the Internet. These may include laws addressing user privacy, pricing, acceptable content, taxation, use of the telecommunications infrastructure, commercial email and quality of products and services. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. As a result of these uncertainties, we may incur unanticipated, significant costs and expenses that could impact our financial results and condition.

The price of our common stock is likely to be volatile.

Our stock has closed at prices ranging from a high of $9.00 on February 13, 2004, to a low of $0.90 on May 6, 2003. If our revenues do not grow or grow more slowly than we anticipate, or if operating expenditures exceed our expectations or cannot be adjusted accordingly, the market price of our common stock could be materially and adversely affected. In addition, the market price of our common stock has been in the past, and could in the future, be materially and adversely affected for reasons unrelated to our specific business or results of operations. General market price declines or volatility in the future could adversely affect the price of our common stock. In addition, short-term trading strategies of certain investors can also have a significant effect on the price of specific securities.

The exercise of warrants or options may depress our stock price.

There are a significant number of warrants and options to purchase our common stock outstanding at prices ranging from $ .01 to $7.60 per share. Holders may sell the common stock acquired upon exercise of the warrants and options at a market price that exceeds the exercise price of the warrants and options paid by the holders. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities.

We do not expect to pay dividends.

We have never paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings for use in the business. Therefore, you may not receive any return on an investment in our common stock in the form of dividends.

We have authorized but unissued preferred stock, which could affect rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be issued as a method of discouraging a takeover attempt. Although we do not intend to issue any preferred stock at this time, we may do so in the future.

We may enter into business combinations and strategic alliances which could be difficult to integrate and may disrupt our business.

We completed the Merger on May 18, 2006 and may continue to pursue expansion of our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

•	difficulty assimilating the operations, technology and personnel of the combined companies;

•	disruption of our ongoing business;

•	problems retaining key technical and managerial personnel;

•	expenses associated with amortization of purchased intangible assets;

•	additional operating losses and expenses of acquired businesses;

•	responsibility for liabilities of acquired businesses; and

•	impairment of relationships with existing employees, customers and business partners.

The Merger includes all of the risks outlined above and may lead to a reduction of operating income if we are not able to successfully integrate the customers, employees and products into our offerings.

We will need to keep pace with rapid technological change in the e-commerce and Internet subscription diet and wellness plan industries.

In order to remain competitive, we will be continually required to enhance and to improve the functionality and features of our subscription products and web site, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology, and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology, and systems. We may face material delays in introducing new services, products, and enhancements. If such delays occur, our users may forego use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

USE OF PROCEEDS

If the warrants are exercised to purchase the shares registered under this registration statement, we will receive gross proceeds of $6,059,406. We intend to use the net proceeds we receive upon exercise of the warrants primarily for working capital and general corporate purposes.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder were issued pursuant to a Securities Purchase Agreement, dated as of May 15, 2006, and are issuable upon exercise of warrants, which were also issued pursuant to the Securities Purchase Agreement. For additional information regarding the issuance of these shares of common stock and the warrants, see “Recent Developments.” We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of these shares of common stock and the warrants, the selling stockholder does not have any material relationship with us within the past three years.

The table below lists information regarding the beneficial ownership of the common stock owned by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock and the warrants issued pursuant to the May 2006 private placement, as of May 15, 2006, assuming exercise of all of the warrants held by the selling stockholder on that date, without regard to any limitations on exercise.

The third column lists the number of warrants held by the selling stockholder. The fourth column lists the number of shares of common stock being offered by this prospectus by the selling stockholder. The fifth column assumes the sale of all of the shares of Common Stock offered by the selling stockholder pursuant to this prospectus.

The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering (1)	Number of Shares Acquirable Upon Exercise of Warrants	Total Number of Shares and/ or Shares Underlying Warrants Being Offered	Beneficial Ownership After Offering(1)
				Number	Percent
Prides Capital Fund I, L.P.	9,240,262(2)	1,009,901(2)	5,405,933(2)	3,834,329	15.5%
Totals:	9,240,262	1,009,901	5,405,933	3,834,329	15.5%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to shares of our common stock that a person has the right to acquire within 60 days after May 15, 2006 and includes shares of Registrant’s Common Stock that may be issued upon exercise of warrants.

(2)	Because they are not exercisable for 6 months from May 15, 2006, the share total in the table does not include warrants to purchase 1,009,901 shares of our common stock issued to Prides Capital on May 15, 2006 or warrants to purchase 178,218 shares of our common stock to be issued upon shareholder approval. Prides Capital has sole voting and investment power with respect to 4,395,032 shares of our common stock that it purchased from us and David R. Humble, and has agreed to purchase an additional 297,030 shares of our common stock from us and an additional 4,287,136 shares of our common stock from Mr. Humble, subject to shareholder approval. In addition, Prides Capital has entered into a Voting Agreement with Mr. Humble as to the 4,287,136 shares owned by him that he has agreed to sell to Prides Capital and 260,064 shares owned by him that he is not selling to Prides Capital, pursuant to which he has agreed to vote shares at a shareholder meeting in favor of the sale of such shares to Prides Capitial. Thus, Prides Capital also has beneficial ownership over such shares. The address for Prides Capital is 200 High Street, Suite 700, Boston, MA 02110.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of common stock held by it or acquired upon exercise of the warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has advised us that it has acquired its securities in the ordinary course of business and it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

LEGAL MATTERS

The validity of the shares of our common stock offered by selling stockholders will be passed upon by the law firm of Edwards Angell Palmer & Dodge LLP, Fort Lauderdale, Florida.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement and its exhibits. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

Our common stock is traded on the Nasdaq Capital Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information furnished in filings made under Items 2.02 or 9.01 of Form 8-K), until this offering has been completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 31, 2006.

•	Our Current Reports on Form 8-K filed on April 5, 2006, April 14, 2006, May 16, 2006 and May 23, 2006.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 15, 2006.

•	The description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 333-93971), as filed with the SEC on December 30, 1999, and any amendment or report subsequently filed by us for the purpose of updating that description.

You may request free copies of these filings by writing or telephoning us at the following address:

eDiets.com, Inc.

3801 W. Hillsboro Boulevard

Deerfield Beach, Florida 33442

Telephone:         (954) 360-9022

Attention:           General Counsel

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fees.

SEC Registration Fee	$2,822.76
Printing and Engraving Expenses*	2,500.00
Accounting Fees and Expenses*	15,000.00
Legal Fees and Expenses*	15,000.00
Fees and Expenses for Qualification Under State Securities Laws*	3,500.00
Miscellaneous*	4,000.00

TOTAL	$42,822.76

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XVIII of our bylaws provides for indemnification by us of all persons whom we are empowered to indemnify pursuant to Section 145, to the full extent permitted by Section 145.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We have obtained directors and officers insurance providing indemnification of certain of our directors, officers and employees for certain liabilities.

We are also a party to indemnification agreements with each of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.	EXHIBITS.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of May 15, 2006 by and among eDiets.com, Inc., Nutrio Acquisition Corp., Nutrio.com, Inc. and Scot Hunter (1)

4.1	Securities Purchase Agreement dated May 15, 2006 by and between eDiets.com, Inc. and Prides Capital Fund I, L.P. (1)

4.2	Registration Rights Agreement dated May 15, 2006 by and between eDiets.com, Inc. and Prides Capital Fund I., L.P (1)

4.3	Registration Rights Agreement dated May 15, 2006 by and between eDiets.com, Inc. and Prides Capital Fund I., L.P (1)

4.4	Registration Rights Agreement dated May 15, 2006 by and between eDiets.com, Inc. and David R. Humble. (1)

4.5	Voting Agreement dated May 15, 2006 by and among eDiets.com, Inc., Prides Capital Fund I, L.P. and David R. Humble.(1)

4.6	Form of Warrant.(1)

5.1	Legal Opinion of Edwards Angell Palmer & Dodge LLP*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1)

24.1	Power of attorney (included on page II-4 herein).

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2006.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Deerfield Beach, state of Florida, on June 6, 2006.

EDIETS.COM, INC.

By:	/s/ Robert T. Hamilton
Robert T. Hamilton, Interim Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert T. Hamilton, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

/s/ DAVID R. HUMBLE David R. Humble	Chairman of the Board	June 6, 2006

/s/ ROBERT T. HAMILTON Robert T. Hamilton	Interim Chief Executive Officer, Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2006

/s/ ROBERT L. DORETTI Robert Doretti	Director	June 6, 2006

/s/ LEE S. ISGUR Lee S. Isgur	Director	June 6, 2006

/s/ PEDRO N. ORTEGA-DARDET Pedro N. Ortega-Dardet	Director	June 6, 2006

/s/ ANDREA M. WEISS Andrea M. Weiss	Director	June 6, 2006

/s/ RONALD LUKS Ronald Luks	Director	June 6, 2006

/s/ Stephen L. Cootey Stephen L. Cootey	Director	June 6, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Legal Opinion of Edwards, Angell, Palmer & Dodge LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm